Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Directors and Management of New PubCo Following the Transactions,” filed by IE PubCo Inc. on Form S-4 and each related Prospectus and each further amendments or supplements thereto.

Dated: July 22, 2021

/s/ John C. Goff
Name: John C. Goff